EXHIBIT 3.1

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

ARTICLES OF AMENDMENT

Griffin-Benefit Street Partners BDC Corp., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Article I of the charter of the Corporation is hereby amended to read as follows:
The name of the corporation is Griffin Capital BDC Corp. (the "Corporation").
SECOND: These Articles of Amendment were duly approved by a majority of the entire board of directors of the Corporation on July 28, 2017, and were not required to be submitted to the stockholders of the Corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.
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IN WITNESS WHEREOF, Griffin-Benefit Street Partners BDC Corp. has caused the foregoing Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Vice President and Secretary on this 28th day of July, 2017, and its President acknowledges that these Articles of Amendment are the act of Griffin-Benefit Street Partners BDC Corp., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP.

By: /s/ Kevin A. Shields
Kevin A. Shields
President

Attest: /s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary